Exhibit 99.3
Item 8. Financial Statements and Supplementary Data.
PSYCHIATRIC SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Psychiatric Solutions, Inc.
     We have audited the accompanying consolidated balance sheets of Psychiatric Solutions, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Psychiatric Solutions, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 8 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109, effective January 1, 2007.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Psychiatric Solutions, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Nashville, Tennessee
February 25, 2009, except for Note 1 (paragraphs 5, 26 and 30) and Note 4, as to which the date is November 13, 2009

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Accounting Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2008 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2008.
     Our accompanying consolidated financial statements have been audited by the independent registered public accounting firm of Ernst & Young LLP. Reports of the independent registered public accounting firm, including the independent registered public accounting firm’s report on our internal control over financial reporting, are included in this document.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Psychiatric Solutions, Inc.
     We have audited Psychiatric Solutions, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Psychiatric Solutions, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, Psychiatric Solutions, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Psychiatric Solutions, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 of Psychiatric Solutions, Inc. and our report dated February 25, 2009, except for Note 1 (paragraphs 5, 26 and 30) and Note 4, as to which the date is November 13, 2009, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Nashville, Tennessee
February 25, 2009

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$51,271	$39,970
Accounts receivable, less allowance for doubtful accounts of $48,623 and $35,170, respectively	243,346	225,573
Prepaids and other	184,364	74,517

Total current assets	478,981	340,060
Property and equipment:
Land	172,927	149,707
Buildings	666,387	534,077
Equipment	95,985	73,655
Less accumulated depreciation	(110,155)	(75,099)

	825,144	682,340
Cost in excess of net assets acquired	1,139,242	1,051,782
Other assets	62,623	105,322

Total assets	$2,505,990	$2,179,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,747	$30,171
Salaries and benefits payable	83,866	80,714
Other accrued liabilities	80,577	65,604
Current portion of long-term debt	34,414	6,016

Total current liabilities	233,604	182,505
Long-term debt, less current portion	1,280,006	1,166,008
Deferred tax liability	69,471	49,131
Other liabilities	28,067	22,959

Total liabilities	1,611,148	1,420,603
Redeemable noncontrolling interest	4,957	4,159
Stockholders’ equity:
Common stock, $0.01 par value, 125,000 shares authorized; 55,934 and 55,107 issued and outstanding, respectively	559	551
Additional paid-in capital	608,341	574,943
Accumulated other comprehensive loss	(3,695)	(479)
Retained earnings	284,680	179,727

Total stockholders’ equity	889,885	754,742

Total liabilities and stockholders’ equity	$2,505,990	$2,179,504

See accompanying notes.

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenue	$1,703,865	$1,424,031	$992,484

Salaries, wages and employee benefits (including share-based compensation of $19,913, $16,104 and $12,535 for the years ended December 31, 2008, 2007 and 2006, respectively)	944,389	793,845	560,266
Professional fees	163,708	137,040	93,747
Supplies	92,960	78,395	56,216
Rentals and leases	20,774	19,076	12,748
Other operating expenses	163,919	133,699	92,714
Provision for doubtful accounts	34,387	27,353	19,366
Depreciation and amortization	39,054	30,306	20,015
Interest expense	76,210	74,116	39,968
Loss on refinancing long-term debt	—	8,179	—

	1,535,401	1,302,009	895,040

Income from continuing operations before income taxes	168,464	122,022	97,444
Provision for income taxes	63,887	46,053	36,785

Income from continuing operations	104,577	75,969	60,659
Income (loss) from discontinued operations, net of provision for (benefit from) income tax of $2,098, $853 and $(2) for 2008, 2007 and 2006, respectively	980	524	(27)

Net income	105,557	76,493	60,632
Less: Net income attributable to noncontrolling interest	(604)	(285)	—

Net income attributable to PSI stockholders	$104,953	$76,208	$60,632

Basic earnings per share:
Income from continuing operations attributable to PSI stockholders	$1.88	$1.39	$1.15
Income (loss) from discontinued operations, net of taxes	0.01	0.01	—

Net income attributable to PSI stockholders	$1.89	$1.40	$1.15

Diluted earnings per share:
Income from continuing operations attributable to PSI stockholders	$1.85	$1.36	$1.12
Income (loss) from discontinued operations, net of taxes	0.02	0.01	—

Net income attributable to PSI stockholders	$1.87	$1.37	$1.12

Shares used in computing per share amounts:
Basic	55,408	54,258	52,953
Diluted	56,267	55,447	54,169

Amounts attributable to PSI stockholders:
Income from continuing operations, net of taxes	$103,973	$75,684	$60,659
Income (loss) from discontinued operations, net of taxes	980	524	(27)

Net income attributable to PSI stockholders	$104,953	$76,208	$60,632

See accompanying notes.

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Retained
	Shares	Amount	Capital	Loss	Earnings	Total
Balance at December 31, 2005	52,430	$524	$495,768	$—	$43,420	$539,712
Share-based compensation	—	—	12,535	—	—	12,535
Common stock issued in acquisition	130	1	4,276	—	—	4,277
Exercise of stock options and grant of restricted stock, net of issuance costs	861	9	6,260	—	—	6,269
Income tax benefit of stock option exercises	—	—	4,354	—	—	4,354
Net income attributable to PSI stockholders	—	—	—	—	60,632	60,632

Balance at December 31, 2006	53,421	534	523,193	—	104,052	627,779
Comprehensive income:
Net income attributable to PSI stockholders	—	—	—	—	76,208	76,208
Change in fair value of interest rate swap, net of tax benefit of $308	—	—	—	(479)	—	(479)

Total comprehensive income						75,729

Share-based compensation	—	—	16,104	—	—	16,104
Common stock issued in acquisition	243	2	8,998	—	—	9,000
Exercise of stock options and grants of restricted stock, net of issuance costs	1,443	15	17,220	—	—	17,235
Cumulative adjustment for adoption of FIN 48	—	—	—	—	(533)	(533)
Income tax benefit of stock option exercises	—	—	9,428	—	—	9,428

Balance at December 31, 2007	55,107	551	574,943	(479)	179,727	754,742
Comprehensive income:
Net income attributable to PSI stockholders	—	—	—	—	104,953	104,953
Change in fair value of interest rate swap, net of tax benefit of $2,154	—	—	—	(3,216)	—	(3,216)

Total comprehensive income						101,737

Share-based compensation	—	—	19,913	—	—	19,913
Common stock issued in acquisition	27	—	1,000	—	—	1,000
Exercise of stock options and grants of restricted stock, net of issuance costs	800	8	9,433	—	—	9,441
Income tax benefit of stock option exercises	—	—	3,052	—	—	3,052

Balance at December 31, 2008	55,934	$559	$608,341	$(3,695)	$284,680	$889,885

See accompanying notes.

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Operating activities:
Net income	$105,557	$76,493	$60,632
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	39,054	30,306	20,015
Amortization of loan costs and bond premium	2,213	2,151	1,672
Share-based compensation	19,913	16,104	12,535
Loss on refinancing long-term debt	—	8,179	—
Change in income tax assets and liabilities	(5,034)	8,639	35,322
(Income) loss from discontinued operations, net of taxes	(980)	(524)	27
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(17,949)	(12,957)	(10,331)
Prepaids and other current assets	(4,615)	6,348	(9,242)
Accounts payable	2,779	(7,919)	507
Salaries and benefits payable	1,613	1,861	5,519
Accrued liabilities and other liabilities	(4,247)	(5,634)	5,336

Net cash provided by continuing operating activities	138,304	123,047	121,992
Net cash provided by discontinued operating activities	3,479	2,474	1,861

Net cash provided by operating activities	141,783	125,521	123,853

Investing activities:
Cash paid for acquisitions, net of cash acquired	(121,156)	(444,899)	(373,915)
Capital purchases of leasehold improvements, equipment and software	(122,495)	(71,363)	(33,036)
Other assets	(1,318)	(2,451)	(594)

Net cash used in continuing investing activities	(244,969)	(518,713)	(407,545)
Net cash used in discontinued investing activities	(41,246)	(17,871)	(11,943)

Net cash used in investing activities	(286,215)	(536,584)	(419,488)
(Continued)

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Financing activities:
Net increase (decrease) in revolving credit facility, less acquisitions	$149,333	$(21,000)	$101,000
Borrowings on long-term debt	—	481,875	150,000
Principal payments on long-term debt	(6,067)	(41,281)	(465)
Payment of loan and issuance costs	(59)	(6,661)	(1,576)
Refinancing of long-term debt	—	(7,127)	—
Excess tax benefit from share based payment arrangements	3,052	9,428	4,354
Proceeds from exercises of common stock options	9,474	17,279	6,309

Net cash provided by financing activities	155,733	432,513	259,622

Net increase (decrease) in cash	11,301	21,450	(36,013)
Cash and cash equivalents at beginning of the year	39,970	18,520	54,533

Cash and cash equivalents at end of the year	$51,271	$39,970	$18,520

Supplemental Cash Flow Information:
Interest paid	$82,704	$62,864	$40,177

Income taxes paid (refunded)	$68,151	$29,924	$(2,656)

Effect of Acquisitions:
Assets acquired, net of cash acquired	$124,687	$497,354	$420,294
Liabilities assumed	(3,531)	(34,753)	(31,763)
Common stock issued	—	(9,000)	(4,277)
Long-term debt assumed	—	(8,702)	(10,339)

Cash paid for acquisitions, net of cash acquired	$121,156	$444,899	$373,915

See accompanying notes.

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
1. Summary of Significant Accounting Policies
Description of Business
Psychiatric Solutions, Inc. was incorporated in 1988 as a Delaware corporation and has its corporate office in Franklin, Tennessee. Psychiatric Solutions, Inc. and its subsidiaries (“we,” “us” or “our”) are a leading provider of inpatient behavioral health care services in the United States. Through our owned and leased facilities, we operated 91 owned or leased inpatient behavioral health care facilities with approximately 10,000 beds in 31 states, Puerto Rico and the U.S. Virgin Islands at December 31, 2008. Our other behavioral health care business primarily consists of our contract management business. Our contract management business involves the development, organization and management of behavioral health care and rehabilitation programs within medical/surgical hospitals.
Recent Developments
Effective March 1, 2008, we completed the acquisition of five inpatient behavioral health care facilities from United Medical Corporation (“UMC”), which are located in Florida and Kentucky and include approximately 400 beds. During the second quarter of 2008, we opened Lincoln Prairie Behavioral Health Center, a 120-bed inpatient facility in Springfield, Illinois.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The majority of our expenses are “cost of revenue” items. Costs that could be classified as general and administrative expenses at our corporate office, excluding share-based compensation expense, were approximately 2.7% of net revenue for the year ended December 31, 2008.
The consolidated financial statements include all wholly-owned subsidiaries and entities controlled by Psychiatric Solutions, Inc. The consolidated financial statements include one inpatient behavioral health care facility in which we own a controlling interest and account for the ownership interest of the noncontrolling partner as noncontrolling interest. All significant intercompany balances and transactions are eliminated in consolidation.
As discussed in “Recent Accounting Pronouncements,” we have adopted the provisions of Statement on Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51, (“SFAS 160”) effective January 1, 2009. All periods presented in this Form 8-K have been reclassified in accordance with the presentation and disclosure provisions of SFAS 160.
Cash and Cash Equivalents
Cash consists of demand deposits held at financial institutions. We place our cash in financial institutions that are federally insured. At December 31, 2008, the majority of our cash is deposited with two financial institutions. Cash equivalents are short-term investments with original maturities of three months or less.
Accounts Receivable
Accounts receivable vary according to the type of service being provided. Accounts receivable for our owned and leased facilities segment is comprised of patient service revenue and is recorded net of allowances for contractual discounts and estimated doubtful accounts. Such amounts are owed by various governmental agencies, insurance companies and private patients. Medicare comprised approximately 10% of net patient receivables for our owned and leased facilities at December 31, 2008 and 2007. Medicaid comprised approximately 26% and 28% of net patient receivables for our owned and leased facilities at December 31, 2008 and 2007, respectively. Concentration of credit risk from other payors is reduced by the large number of patients and payors.
Accounts receivable for our management contracts is comprised of contractually determined fees for services rendered. Such amounts are recorded net of estimated allowances for doubtful accounts. Concentration of credit risk is reduced by the large number of customers.
Allowance for Doubtful Accounts
Our ability to collect outstanding patient receivables from third party payors is critical to our operating performance and cash flows.

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
The primary collection risk with regard to patient receivables is uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since the patient discharge date. We continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.
Allowances for Contractual Discounts
The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. We estimate the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management.
Income Taxes
We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement carrying amounts and tax bases of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse. A valuation allowance for deferred tax assets is established when we believe that it is more likely than not that the deferred tax asset will not be realized. We adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109, on January 1, 2007, which requires significant judgments regarding the recognition and measurement of each tax position. Our policy is to classify interest and penalties related to income taxes as a component of our tax provision.
Long-Lived Assets
Property and Equipment
Property and equipment are stated at cost and depreciated using the straight-line method over the useful lives of the assets, which range from 25 to 35 years for buildings and improvements and 2 to 7 years for equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Depreciation expense was $35.6 million, $28.5 million and $19.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Depreciation expense includes the amortization of assets recorded under capital leases.
Cost in Excess of Net Assets Acquired (Goodwill)
We account for acquisitions using the purchase method of accounting. Goodwill is generally allocated to reporting units based on operating results. Goodwill is reviewed at least annually for impairment. Potential impairment is noted for a reporting unit if its carrying value exceeds the fair value of the reporting unit. For those reporting units that we have identified with potential impairment of goodwill, we determine the implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recorded. Our annual impairment test of goodwill in 2008, 2007 and 2006 resulted in no goodwill impairment.
The following table presents the changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 (in thousands):

Balance at December 31, 2006	$755,715
Acquisition of Horizon Health	273,446
Other Acquisitions	22,621

Balance at December 31, 2007	1,051,782
Acquisition of UMC facilities	85,459
Other Acquisitions	2,001

Balance at December 31, 2008	$1,139,242

Other Assets
Other assets include contracts that represent the fair value of inpatient management contracts and service contracts purchased and are being amortized using the straight-line method over their estimated life, which is between 4 years and 9 years. At December 31, 2008

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
and 2007, contracts totaled $25.5 million and $26.1 million and are net of accumulated amortization of $7.4 million and $4.3 million, respectively. Amortization expense related to contracts was $3.2 million, $1.7 million and $0.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Estimated amortization expense related to contracts for each of the five years ending December 31, 2013 is approximately $3.3 million.
When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, we prepare projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon projections of discounted cash flows.
Other assets also include loan costs that are deferred and amortized over the term of the related debt. Loan costs at December 31, 2008 and 2007 totaled $14.0 million and $16.8 million, respectively, and are net of accumulated amortization of $8.1 million and $5.2 million, respectively. Amortization expense related to loan costs, which is reported as interest expense, was approximately $2.9 million, $2.5 million and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Estimated amortization expense of loan costs for the years ending December 31, 2009, 2010, 2011, 2012 and 2013 is $2.9 million, $2.3 million, $2.4 million, $1.8 million and $1.3 million, respectively.
Other Accrued Liabilities
At December 31, 2008 and 2007, we had approximately $18.3 million and $21.9 million, respectively, of accrued interest expense in other accrued liabilities.
Share-Based Compensation
We adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”), under the modified-prospective transition method on January 1, 2006. SFAS 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS 123R for all share-based payments granted on or after January 1, 2006. We use the Black-Scholes valuation model to determine grant-date fair value and use straight-line amortization of share-based compensation expense over the requisite service period of the grant.
Derivatives
We may periodically enter into interest rate swap agreements to manage our exposure to fluctuations in interest rates. These interest rate swap agreements effectively exchange fixed or variable interest payments between two parties. During 2007, we entered into an agreement to exchange the interest payments associated with a notional amount of $225 million LIBOR indexed variable rate debt related to our senior secured term loan for a fixed interest rate. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), we have designated this agreement as a cash flow hedge and have deemed it to be highly effective. We assess the effectiveness of the hedge quarterly. All changes in the fair value of a highly effective cash flow hedge are recognized as a component of other comprehensive income. Any change in the fair value of an ineffective portion of a cash flow hedge would be recorded to the income statement. If the interest rate swap arrangement is canceled, the gain or loss associated with the cancellation would be amortized through interest expense over the life of the agreement.
Risk Management
We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. Our operations have professional and general liability insurance in umbrella form for claims in excess of a $3.0 million self-insured retention with an insured excess limit of $50.0 million. Effective December 31, 2008, we increased this insured excess limit to $75.0 million. The self-insured reserves for professional and general liability risks are estimated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third-party actuary. This self-insurance reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have utilized our captive insurance company to manage the self-insured retention. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates. The reserve for professional and general liability was approximately $20.0 million and $15.1

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
million as of December 31, 2008 and 2007, respectively. This increase is primarily related to the revised assessment of certain claims at amounts higher than those originally anticipated and the actuarial implications of such revisions.
We carry statutory workers’ compensation insurance from an unrelated commercial insurance carrier. Our statutory workers’ compensation program is fully insured with a $350,000 deductible per accident. We believe that adequate provision has been made for workers’ compensation and professional and general liability risk exposures. The reserve for workers’ compensation liability was approximately $20.9 million and $18.1 million as of December 31, 2008 and 2007, respectively.
Fair Value of Financial Instruments
The carrying amounts reported in the accompanying Consolidated Balance Sheets for cash, accounts receivable, and accounts payable approximate their fair value given the short-term maturity of these instruments. The fair value of our $470.0 million 7 3/4% Senior Subordinated Notes due 2015 (“7 3/4% Notes”) was $343.7 million and $467.1 million at December 31, 2008 and 2007, respectively.
Noncontrolling Interests in Consolidated Entities
The consolidated financial statements include all assets, liabilities, revenues and expenses of all entities that we control. For those entities we control with less than 100% ownership, we have recorded noncontrolling interests in the earnings and equity.
Reclassifications
Certain reclassifications have been made to the prior year to conform with current year presentation.
Recent Accounting Pronouncements
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS 133 (“SFAS 161”). SFAS 161 requires enhanced disclosures about derivative and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We will adopt the provisions of SFAS 161 on January 1, 2009. We are currently assessing the impact, if any, of the adoption of SFAS 161 on our consolidated financial statement disclosures.
In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), to replace Statement of Financial Accounting Standards No. 141, Business Combinations. SFAS 141R requires use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date, requires acquisition-related costs to be expensed as incurred and broadens the scope of a business combination to include transactions and other events in which one entity obtains control over one or more other businesses. We will adopt SFAS 141R on January 1, 2009. At the time of adoption, we do not expect that SFAS 141R will have a significant impact on our consolidated financial statements. However for any acquisitions completed during or after 2009, the effect of SFAS 141R could be significant to those acquisitions.
In December 2007, the FASB issued SFAS 160, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the retained interest and gain or loss when a subsidiary is deconsolidated. The adoption of SFAS 160 on January 1, 2009 did not have a significant impact on our consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of SFAS 115 (“SFAS 159”), which permits, but does not require, the measurement of financial instruments and certain other items at fair value. SFAS 159 requires reporting in earnings unrealized gains and losses on items for which the fair value option has been elected. Upon the effective date of SFAS 159, which was January 1, 2008, we did not elect the fair value option for any of our financial instruments.
2. Revenue
Revenue consists of the following amounts (in thousands):

	December 31,
	2008	2007	2006
Patient service revenue	$1,578,890	$1,323,534	$953,912
Other revenue	124,975	100,497	38,572

Total revenue	$1,703,865	$1,424,031	$992,484

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Patient Service Revenue
Patient service revenue is generated by our inpatient facilities from services provided to patients on an inpatient and outpatient basis. Patient service revenue is recorded at our established billing rates less contractual adjustments. Contractual adjustments are recorded to state our patient service revenue at the amount we expect to collect for the services provided based on amounts reimbursable by Medicare or Medicaid under provisions of cost or prospective reimbursement formulas or amounts due from other third-party payors at contractually determined rates. During the years ended December 31, 2008, 2007 and 2006, approximately 30%, 32% and 37%, respectively, of our revenue was obtained from providing services to patients participating in the Medicaid program. During the years ended December 31, 2008, 2007 and 2006, approximately 13%, 12% and 12%, respectively, of our revenue was obtained from providing services to patients participating in the Medicare program.
Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by such programs, rights of appeal and the application of numerous technical provisions.
We provide care without charge to patients who are financially unable to pay for the health care services they receive. Because we do not pursue collection of amounts determined to qualify as charity care, these amounts are not reported as revenue.
Other Revenue
Other revenue primarily derives from our contract management business. Our contract management business involves the development, organization and management of behavioral health care programs within medical/surgical hospitals. Services provided are recorded as revenue at contractually determined rates in the period the services are rendered, provided that collectability of such amounts is reasonably assured.
3. Earnings Per Share
SFAS No. 128, Earnings per Share (“SFAS 128”), requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share also includes the potential dilution of securities that could share in the earnings of the entity. We have calculated earnings per share in accordance with SFAS 128 for all periods presented.
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

	Year ended December 31,
	2008	2007	2006
Numerator:
Basic and diluted earnings per share:
Income from continuing operations attributable to PSI stockholders	$103,973	$75,684	$60,659
Income (loss) from discontinued operations, net of taxes	980	524	(27)

Net income attributable to PSI stockholders	$104,953	$76,208	$60,632

Denominator:
Weighted average shares outstanding for basic earnings per share	55,408	54,258	52,953
Effects of dilutive stock options and restriced stock outstanding	859	1,189	1,216

Shares used in computing diluted earnings per common share	56,267	55,447	54,169

Basic earnings per share:
Income from continuing operations attributable to PSI stockholders	$1.88	$1.39	$1.15
Income (loss) from discontinued operations, net of taxes	0.01	0.01	—

Net income attributable to PSI stockholders	$1.89	$1.40	$1.15

Diluted earnings per share:
Income from continuing operations attributable to PSI stockholders	$1.85	$1.36	$1.12
Income (loss) from discontinued operations, net of taxes	0.02	0.01	—

Net income attributable to PSI stockholders	$1.87	$1.37	$1.12

4. Discontinued Operations
SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that all components of an entity that have been disposed of (by sale, by abandonment or in a distribution to owners) or are held for sale and whose cash flows can be clearly distinguished from the rest of the entity be presented as discontinued operations. During 2009, we sold our employee assistance program (“EAP”) business, elected to make The Oaks Treatment Center and Nashville Rehabilitation Hospital available for sale, and terminated one contract with a South Carolina juvenile justice agency. During 2008, we elected to sell one facility. Additionally, two contracts with a juvenile justice agency in Puerto Rico to manage inpatient facilities were terminated in 2008. During 2007, we elected to dispose of one facility. During 2006, we terminated three of our contracts to manage state-owned inpatient facilities and sold a therapeutic boarding school. Accordingly, these operations, net of applicable income taxes, have been presented as discontinued operations and prior period consolidated financial statements have been reclassified.
The components of income (loss) from discontinued operations, net of taxes, are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Revenue	$76,912	$60,138	$36,092

Operating expenses	71,917	57,994	34,696
Loss on disposal	1,917	767	1,425

	73,834	58,761	36,121

Income (loss) from discontinued operations before income taxes	3,078	1,377	(29)
Provision for (benefit from) income taxes	2,098	853	(2)

Income (loss) from discontinued operations, net of income taxes	$980	$524	$(27)

The loss on disposal for the year ended December 31, 2008, includes approximately $2.3 million of goodwill disposed of when we elected to sell a facility in 2008. Prepaids and other current assets include assets held for sale of $88.6 million and $11.0 million as of

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
December 31, 2008 and 2007, respectively. Other assets include $1.8 million and $39.9 million of assets held for sale as of December 31, 2008 and 2007, respectively. Other current liabilities include liabilities of discontinued operations of $6.2 and $5.8 million as of December 31, 2008 and 2007, respectively.
We have elected to allocate interest expense to discontinued operations based on the ratio of net assets to be sold or discontinued less debt that is required to be paid as a result of the disposal transaction to the sum of our total net assets plus consolidated debt. Interest allocated to discontinued operations was $2.5 million, $1.0 million and $0.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.
5. Acquisitions
     2008 Acquisitions
On March 1, 2008, we acquired five inpatient behavioral health care facilities with approximately 400 beds from UMC for $120.0 million. The acquisition was accounted for by the purchase method and the purchase price allocation for the UMC facilities is preliminary as of December 31, 2008, pending final measurement of certain assets and liabilities related to the acquisition. During 2008, we acquired multiple EAP businesses in separate transactions for an aggregate of approximately $45.0 million, which were subsequently sold in 2009.
     2007 Acquisitions
During 2007, we acquired 16 inpatient behavioral health care facilities with an aggregate of approximately 1,600 beds, including the May 31, 2007 acquisition of Horizon Health, which operated 15 inpatient facilities. Each acquisition was accounted for by the purchase method and the aggregate purchase prices of these transactions were allocated to the assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the accounts and operations of the acquired entities for the period subsequent to the acquisition date. As the acquisition of Horizon Health involved a merger, the goodwill associated with this acquisition is not deductible for federal income tax purposes.
The following table summarizes the allocation of the aggregate purchase price of Horizon Health (in thousands):

Assets acquired:
Accounts receivable	$40,590
Other current assets	15,102
Fixed assets	96,664
Costs in excess of net assets acquired	285,068
Other assets	24,039

461,463
Liabilities assumed	35,446
Long-term debt assumed	6,998

Cash paid, net of cash acquired and discontinued operations	419,019
Assets and liabilities of discontinued operations	10,124

Cash paid, net of cash acquired	$429,143

Acquisition-related direct costs paid subsequent to closing have been included as a part of the acquisition.
     2006 Acquisitions
During 2006, we acquired 19 inpatient behavioral health care facilities with an aggregate of approximately 1,900 beds, including the December 1, 2006 purchase of the capital stock of Alternative Behavioral Services, Inc. (“ABS”), which owned nine inpatient facilities. Each acquisition was accounted for by the purchase method and the aggregate purchase prices of these transactions were allocated to the assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the accounts and operations of the acquired entities for the periods subsequent to the acquisition date. As the acquisition of ABS involved the acquisition of stock, the goodwill associated with this acquisition is not deductible for federal income tax purposes.
The following table summarizes the allocation of the aggregate purchase price of ABS (in thousands):

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Assets acquired:
Accounts receivable	$21,049
Other current assets	8,883
Fixed assets	65,332
Costs in excess of net assets acquired	148,312
Other assets	411

243,987
Liabilities assumed	30,262
Common stock issued	4,277

Cash paid, net of cash acquired and discontinued operations	209,448
Assets and liabilities of discontinued operations	2,266

Cash paid, net of cash acquired	$211,714

6. Long-term debt
Long-term debt consists of the following (in thousands):

	December 31,
	2008	2007
Senior credit facility:
Revolving line of credit facility, expiring on December 21, 2009 (extended to December 31, 2011 for $200,000 in February 2009) and bearing interest of 3.4% and 6.4% at December 31, 2008 and December 31, 2007, respectively	$229,333	$80,000
Senior secured term loan facility, expiring on July 1, 2012 and bearing interest of 3.1% and 6.8% at December 31, 2008 and December 31, 2007, respectively	568,625	573,312
7 3/4% Notes	475,841	476,508
Mortgage loans on facilities, maturing in 2036, 2037 and 2038 bearing fixed interest rates of 5.7% to 7.6%	33,273	33,671
Other	7,348	8,533

	1,314,420	1,172,024
Less current portion	34,414	6,016

Long-term debt	$1,280,006	$1,166,008

Senior Credit Facility
Our Senior Credit Facility (the “Credit Agreement”) includes a $300 million revolving line of credit facility with Bank of America, N.A. (“Bank of America”) and a $575 million senior secured term loan facility with Citicorp North America, Inc. During February 2009, our revolving credit facility was amended to extend the maturity of $200 million capacity to December 31, 2011 (see Note 18. Subsequent Event). The remaining $100 million capacity under our revolving credit facility will mature on December 21, 2009, as originally scheduled. As a result of this extension, $200 million of the $229.3 million balance outstanding under the revolving credit facility at December 31, 2008 has been classified as a non-current liability, with the remainder classified in current portion of long-term debt. Quarterly principal payments of $0.9 million are due on our senior secured term loan facility and the balance of our senior secured term loan facility is payable in full on July 1, 2012.
Lehman Brothers Commercial Paper (“Lehman”) is a participant in our revolving credit facility. Under the terms of our Second Amended and Restated Credit Agreement, as amended, Lehman committed to $25.0 million of the $300.0 million revolving credit facility. As a result of the bankruptcy filing of Lehman on September 15, 2008, we have not been able to access any of Lehman’s remaining unfunded commitment of approximately $5.9 million as of December 31, 2008. Unless Lehman’s commitment is assumed by another party, the availability for future borrowings under our revolving credit facility may continue to be reduced by Lehman’s remaining unfunded commitment.
Our Credit Agreement is secured by substantially all of the personal property owned by us or our subsidiaries, substantially all real property owned by us or our subsidiaries that has a value in excess of $5.0 million and the stock of our operating subsidiaries. In

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
addition, the Credit Agreement is fully and unconditionally guaranteed by substantially all of our operating subsidiaries. The revolving credit facility and senior secured term loan facility accrue interest at our choice of the “Base Rate” or the “Eurodollar Rate” (as defined in the Credit Agreement) and are due December 21, 2009 and July 1, 2012, respectively. The “Base Rate” and “Eurodollar Rate” fluctuate based upon market rates and certain leverage ratios, as defined in the Credit Agreement. At December 31, 2008, we had $229.3 million in borrowings outstanding and $63.9 million available for future borrowings under the revolving credit facility. Until the maturity date, we may borrow, repay and re-borrow an amount not to exceed $300 million on our revolving credit facility. All repayments made under the senior secured term loan facility are a permanent reduction in the amount available for future borrowings. At December 31, 2008 we paid a quarterly commitment fee on the unused portion of our revolving credit facility that fluctuates, based upon certain leverage ratios, between 0.25% and 0.5% per annum. Commitment fees were approximately $0.3 million for the year ended December 31, 2008.
Our Credit Agreement contains customary covenants that include: (1) a limitation on capital expenditures and investments, sales of assets, mergers, changes of ownership, new principal lines of business, indebtedness, transactions with affiliates, dividends and redemptions; (2) various financial covenants; and (3) cross-default covenants triggered by a default of any other indebtedness of at least $5.0 million. As of December 31, 2008, we were in compliance with all debt covenant requirements. If we violate one or more of these covenants, amounts outstanding under the revolving credit facility, senior secured term loan facility and the majority of our other debt arrangements could become immediately payable and additional borrowings could be restricted.
7 3/4% Notes
The 7 3/4% Notes mature on July 15, 2015 and are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing operating subsidiaries. We received a premium of 2.75% plus accrued interest from the sale of $250 million of 7 3/4% Notes in 2007. This premium is being amortized over the remaining life of the 7 3/4% Notes using the effective interest method, which results in an effective interest rate of 7.3% on the $250 million issuance. Interest on these notes accrues at the rate of 7 3/4% per annum and is payable semi-annually in arrears on January 15 and July 15.
Mortgage Loans
At December 31, 2008, we had $33.3 million debt outstanding under mortgage loan agreements insured by the U.S. Department of Housing and Urban Development (“HUD”). The mortgage loans insured by HUD are secured by real estate located at Holly Hill Hospital in Raleigh, North Carolina, West Oaks Hospital in Houston, Texas, Riveredge Hospital near Chicago, Illinois, Canyon Ridge Hospital in Chino, California and MeadowWood Behavioral Health in New Castle, Delaware. Interest accrues on the Holly Hill, West Oaks, Riveredge, Canyon Ridge and MeadowWood HUD loans at 6.0%, 5.9%, 5.7%, 7.6% and 7.0% and principal and interest are payable in 420 monthly installments through December 2037, September 2038, December 2038, January 2036 and October 2036, respectively. The carrying amount of assets held as collateral approximated $43.6 million at December 31, 2008.
Interest Rate Swap Agreements
We periodically enter into interest rate swap agreements to manage our exposure to fluctuations in interest rates. During 2007, we entered into an agreement with Merrill Lynch Capital Services, Inc. to exchange the interest payments associated with a notional amount of $225 million of LIBOR indexed variable rate debt related to our senior secured term loan for a fixed interest rate of 3.8%. The agreement matures on November 30, 2009. The interest payments associated with this agreement are settled on a net basis and are included in interest expense. The fair value of our interest rate swap at December 31, 2008, reflected an other current liability of $6.2 million, which represents its fair value.
Other
The aggregate maturities of long-term debt, including capital lease obligations, are as follows (in thousands):

2009	34,414
2010	4,877
2011	204,833
2012	558,426
2013	1,079
Thereafter	510,791

Total	$1,314,420

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
7. Leases
Our operating leases consist primarily of the leases of seven inpatient behavioral health care facilities, our corporate office and the office for our contract management and EAP business. At December 31, 2008, future minimum lease payments under operating leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in thousands):

2009	$13,328
2010	10,450
2011	7,968
2012	5,463
2013	4,812
Thereafter	30,210

Total	$72,231

We entered into an agreement in 2008 to purchase a hospital building that was previously leased. Remaining payments of $19.0 million are due in 2009.
8. Income Taxes
Total provision for income taxes for the years ended December 31, 2008, 2007 and 2006 was allocated as follows (in thousands):

	2008	2007	2006
Provision for income taxes attributable to income from continuing operations	$63,887	$46,053	$36,785
Provision for (benefit from) income taxes attributable to loss from discontinued operations	2,098	853	(2)

Total provision for income taxes	$65,985	$46,906	$36,783

The provision for income taxes attributable to income from continuing operations consists of the following (in thousands):

	2008	2007	2006
Current:
Federal	$44,566	$30,909	$9,472
State	5,548	4,935	2,335
Foreign	2,338	3,505	209

	52,452	39,349	12,016

Deferred:
Federal	9,895	8,086	24,133
State	1,497	(457)	342
Foreign	43	(925)	294

	11,435	6,704	24,769

Provision for income taxes	$63,887	$46,053	$36,785

The tax benefits associated with exercises of nonqualified stock options decreased the current tax liability by $3.1 million, $9.4 million and $4.4 million in 2008, 2007 and 2006, respectively. Such benefits were recorded as increases to stockholders’ equity.
The reconciliation of income tax computed by applying the U.S. federal statutory rate to the actual income tax expense attributable to income from continuing operations attributable to PSI stockholders is as follows (in thousands):

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

	2008	2007	2006
Federal tax	$58,751	$42,608	$34,105
State income taxes (net of federal)	4,579	2,911	1,742
Other	557	534	938

Provision for income taxes	$63,887	$46,053	$36,785

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising temporary differences at December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$9,146	$10,210
Allowance for doubtful accounts	13,488	11,218
Alternative minimum tax credit carryovers	794	1,150
Accrued liabilities	39,293	24,757

Total gross deferred tax assets	62,721	47,335
Less: Valuation allowance	(4,748)	(5,640)

Total deferred tax assets	57,973	41,695
Deferred tax liabilities:
Intangible assets	(37,567)	(16,611)
Property and equipment	(57,415)	(51,509)
Other	(2,658)	—

Net deferred tax liability	$(39,667)	$(26,425)

Deferred income taxes of $29.8 million and $22.7 million at December 31, 2008 and 2007, respectively, are included in other current assets. Noncurrent deferred income tax liabilities totaled $69.5 million and $49.1 million at December 31, 2008 and 2007, respectively.
GAAP requires that deferred income taxes reflect the tax consequences of differences between the tax basis of assets and liabilities and their carrying values for GAAP. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more likely than not criteria. We have evaluated the need for a valuation allowance against deferred tax assets and have recorded valuation allowances of $4.7 million, $5.6 million and $3.0 million at December 31, 2008, 2007 and 2006, respectively. The net change in valuation allowance was a decrease of $0.9 million for the year ended December 31, 2008 and an increase of $2.6 million for the year ended December 31, 2007. Any subsequent changes to this valuation allowance will affect income tax expense.
As of December 31, 2008, we had an unrecognized deferred tax liability for temporary differences of $3.6 million related to investments in our Puerto Rico subsidiaries that are essentially permanent in duration.
As of December 31, 2008, we had federal net operating loss carryforwards of $8.5 million expiring in the years 2018 through 2027, state net operating loss carryforwards of $77.7 million expiring in various years through 2028, foreign net operating loss carryforwards of $11.7 million expiring through 2011 and an alternative minimum tax credit carryover of approximately $0.8 million available to reduce future federal income taxes.
We adopted FIN 48 effective January 1, 2007. Our policy is to classify interest and penalties related to income taxes as a component of our tax provision. We had gross unrecognized tax benefits of $1.7 million and $1.3 million as of December 31, 2008 and 2007, respectively. The total amount of interest and penalties recognized in our consolidated balance sheet was $0.2 million as of December 31, 2008 and 2007. The net impact on provision for income tax of unrecognized tax benefits, if recognized, would have been $0.5 million and $0.3 million as of December 31, 2008 and 2007, respectively. Upon adoption of SFAS 141R on January 1, 2009, the net impact of unrecognized tax benefits on the provision for income taxes would be $1.1 million, if recognized.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

Balance as of January 1, 2008	$1,272
Increases for tax positions taken in the current year	698
Reductions due to lapse of statute of limitations	(246)

Balance as of December 31, 2008	$1,724

Our tax years 2005 through 2008 remain open to examination by federal and state taxing authorities. In addition, our 2004 tax year remains open to examination in certain states.
In addition, ABS, an entity acquired in 2006, has pre-acquisition federal income tax returns which remain open to examination back to the year 2002. Certain pre-acquisition state income tax returns of acquired ABS subsidiaries also remain open to examination for the years 2002 through 2006. We are fully indemnified under the ABS stock purchase agreement for any liabilities resulting from examinations of pre-acquisition tax returns.
Horizon Health has federal and state tax years which remain open to examination going back to 2005 and in certain states going back to 2004. We have no indemnification for any pre-acquisition liabilities that may result from examinations of Horizon Health income tax returns for pre-acquisition periods.
In the next twelve months we anticipate increases in unrecognized tax benefits of approximately $0.3 million related to certain state tax issues, and we anticipate potential reductions in unrecognized tax benefits of approximately $0.4 million related to certain state tax expired statutes of limitation.
9. Stock Option Plans
A maximum of 13,116,666 shares of our common stock are authorized for grant as stock options, restricted stock or other share-based compensation under the Psychiatric Solutions, Inc. Equity Incentive Plan (the “Equity Incentive Plan”). Under the Equity Incentive Plan, stock options may be granted for terms of up to ten years. Grants to employees generally vest in annual increments of 25% each year, commencing on the date of grant or one year after the date of grant. The exercise prices of stock options are equal to the closing sales prices of our common stock on the date of grant or the trading day immediately preceding the date of grant.
A maximum of 683,334 shares of our common stock are authorized for grant as stock options under the Psychiatric Solutions, Inc. Outside Directors’ Stock Option Plan (the “Directors’ Plan”). The Director’s Plan provides for a grant of 8,000 stock options at each annual meeting of stockholders to each outside director at the fair market value of our common stock on the trading day immediately preceding the date of grant. The Directors’ Plan also provides for an initial grant of 12,000 stock options to each new outside director on the date of the director’s initial election or appointment to the board of directors. The options vest 25% on the grant date and 25% on the succeeding three anniversaries of the grant date and generally have terms of ten years.
Stock option activity during 2008 is as follows (number of options and aggregate intrinsic value in thousands):

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Options	Price	Term (in years)	Value
Outstanding at December 31, 2007	6,055	$28.41	n/a	n/a
Granted	1,590	$30.60	n/a	n/a
Canceled	(643)	$33.61	n/a	n/a
Exercised	(490)	$19.25	n/a	n/a

Outstanding at December 31, 2008	6,512	$28.98	7.5	$24,448

Exercisable at December 31, 2008	3,223	$23.59	6.4	$23,959

Of the 1.6 million stock options granted in 2008, approximately 65,000 stock options were granted to management employees related to recent acquisitions.
Restricted stock activity is as follows (number of restricted shares in thousands):

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

		Weighted
	Number	Average
	of	Grant-
	Restricted	Date Fair
	Shares	Value
Unvested at December 31, 2007	242	$40.20
Granted	318	$29.24
Canceled	—	$0.00
Vested	(62)	$39.99

Unvested at December 31, 2008	498	$33.23

We recognized $19.9 million, $16.1 million and $12.5 million in share-based compensation expense and approximately $7.6 million, $6.1 million and $4.7 million of related income tax benefit for the years ended December 31, 2008, 2007 and 2006, respectively. Share-based compensation expense for the year ended December 31, 2006 includes $2.2 million recorded in the quarter ended March 31, 2006 resulting from reversing the cancellation and accelerating the vesting of 89,014 stock options previously granted to our former Chief Operating Officer. Remaining share-based compensation expense was recorded as a result of adopting SFAS 123R. The impact of share-based compensation expense, net of tax, on our basic and diluted earnings per share was approximately $0.22, $0.18 and $0.14 per share for the years ended December 31, 2008, 2007 and 2006, respectively. Also as a result of adopting SFAS 123R, we classified $3.1 million, $9.4 million and $4.4 million in income tax benefits in excess of share-based compensation expense on stock options exercised in 2008, 2007 and 2006, respectively, as a cash flow from financing activities in our Condensed Consolidated Statement of Cash Flows for the years ended December 31, 2008, 2007 and 2006, respectively. Prior to the adoption of SFAS 123R, income tax benefits in excess of share-based compensation expense recognized on stock options exercised were classified as cash flows from operations. The fair value of our stock options was estimated using the Black-Scholes option pricing model. We recognize expense on all share-based awards on a straight-line basis over the requisite service period of the entire award.
The following table summarizes the weighted average grant-date fair values of options and the weighted average assumptions we used to develop the fair value estimates under each of the option valuation models for options granted in the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Weighted average grant-date fair value of options	$11.02	$14.25	$9.96
Risk-free interest rate	3%	5%	5%
Expected volatility	34%	35%	31%
Expected life	5	5	4
Dividend yield	0%	0%	0%
Our estimate of expected volatility for stock options granted in 2008, 2007 and 2006 is based upon the historical volatility of our common stock. Our estimate of expected volatility for stock options granted prior to 2006 is based upon the historical volatility of comparable companies. Our estimate of expected term is based upon our historical stock option exercise experience.
Based on our stock option and restricted stock grants outstanding at December 31, 2008, we estimate remaining unrecognized share-based compensation expense to be approximately $43.6 million with a weighted average remaining amortization period of 2.6 years.
The total intrinsic value, which represents the difference between the underlying stock’s market price and the option’s exercise price, of options exercised during the years ended December 31, 2008, 2007 and 2006 was $10.9 million, $31.2 million and $19.4 million, respectively.
10. Employee Benefit Plan
We sponsor the Psychiatric Solutions, Inc. Retirement Savings Plan (the “Plan”). The Plan is a tax-qualified profit sharing plan with a cash or deferred arrangement whereby employees who have completed three months of service and are age 21 or older are eligible to participate. The Plan allows eligible employees to make contributions of 1% to 85% of their annual compensation, subject to annual limitations. The Plan enables us to make discretionary contributions into each participants’ account that fully vest over a four year period based upon years of service.

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
11. Contingencies and Health Care Regulation
Contingencies
We are subject to various claims and legal actions which arise in the ordinary course of business. We have professional and general liability insurance in umbrella form for claims in excess of a $3.0 million self-insured retention with an insured excess limit of $50.0 million. Effective December 31, 2008, we increased the insured excess limit to $75.0 million. We believe the ultimate resolution of such matters will be adequately covered by our self-insured reserves or insurance and will not have a material adverse effect on our financial position or results of operations.
Employment Agreements
We entered into a new employment agreement with Joey A. Jacobs, our Chairman, President and Chief Executive Officer, on May 10, 2007. The employment agreement superseded Mr. Jacobs’ prior employment agreement with us. The employment agreement expires on December 31, 2009, but is subject to automatic annual renewals absent prior notice from either party of the intent not to renew the employment agreement. Pursuant to the employment agreement, Mr. Jacobs’ base salary, cash bonuses and incentive compensation are subject to adjustment from time to time at the discretion of the Compensation Committee.
If we terminate Mr. Jacobs’ employment “without cause” or if Mr. Jacobs resigns as a result of a “constructive discharge,” as those terms are defined in the employment agreement: (a) Mr. Jacobs will receive a lump sum severance payment equal to two times the sum of (i) his base salary on the date of termination and (ii) the most recent annual bonus paid to Mr. Jacobs during the immediately previous 12-month period; (b) Mr. Jacobs will receive any earned but unpaid base salary, which shall be paid in accordance with our normal payroll practices; (c) Mr. Jacobs will receive bonus compensation payable on a prorated basis for the year of termination, which shall be paid at the same time our executive officers receive their bonuses for the year in which the termination occurred; (d) to the extent that Mr. Jacobs is eligible for and has elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), we agreed to waive all premiums for elected continuation coverage during such COBRA period but not to exceed 18 months; (e) to the extent that Mr. Jacobs is covered by an individual health policy, we will pay all reasonable premiums under such policy for 24 months following the termination date; and (f) all shares of restricted stock and unvested stock options held by Mr. Jacobs and scheduled to vest during the succeeding 24-month period will immediately vest and any such options will remain exercisable for 12 months from the date of termination. Termination, whether voluntary or involuntary, of Mr. Jacobs’ employment within 12 months following a “change in control,” as defined in the employment agreement, shall be treated as a termination without cause.
If Mr. Jacobs’ employment terminates as a result of his disability or death, Mr. Jacobs or his beneficiaries will be entitled to receive any earned but unpaid base salary, which shall be paid in accordance with the normal payroll practices of the Company. In addition, Mr. Jacobs or his beneficiaries will also receive any bonus compensation, which is payable on a prorated basis for the year of termination, and which shall be paid at the same time our executive officers receive their bonuses for the year in which the termination occurred. Finally, all shares of restricted stock and unvested stock options held by Mr. Jacobs will immediately vest upon his death or termination for disability.
If Mr. Jacobs’ employment is terminated for cause, as defined in the employment agreement, or he resigns other than pursuant to a triggering event described above, any earned but unpaid base salary shall be paid in accordance with our normal payroll practices, but we will not make any other payments or provide any benefits to Mr. Jacobs.
Current Operations
Final determination of amounts earned under prospective payment and cost-reimbursement arrangements is subject to review by appropriate governmental authorities or their agents. We believe adequate provision has been made for any adjustments that may result from such reviews.
Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. We believe that we are in substantial compliance with all applicable laws and regulations and are not aware of any material pending or threatened investigations involving allegations of potential wrongdoing. While no material regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.
We have acquired and may continue to acquire corporations and other entities with prior operating histories. Acquired entities may have unknown or contingent liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although we attempt to assure ourselves that no such liabilities exist and obtain

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.
12. Related Party Transactions
William M. Petrie, M.D., a member of our Board of Directors, serves as President of Psychiatric Consultants, P.C. (“PCPC”), a practice group managed by us, owns a 14% interest in PCPC, and is the medical director of Rolling Hills Hospital, our facility in Franklin, TN. The initial term of the PCPC management agreement was for three years. It was most recently renewed for an additional three year term on April 11, 2006. The PCPC management agreement will continue to automatically renew for three year terms unless terminated by either party. Our management fee for PCPC is less than $0.2 million annually.
13. Disclosures About Reportable Segments
In accordance with the criteria of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”), our owned and leased behavioral health care facilities segment is our only reportable segment. Our inpatient facilities are organized in a reporting structure comprised of divisions and markets. Each division/market qualifies as an operating segment under SFAS 131. However, we have aggregated our inpatient facility divisions/markets into one reportable segment based on the similarity of the economic characteristics of the divisions/markets. As of December 31, 2008, the owned and leased facilities segment provides mental health and behavioral heath services to patients in its 87 owned and 7 leased inpatient facilities in 31 states, Puerto Rico and the U.S. Virgin Islands. The column entitled “Other” in the schedules below includes management contracts to provide inpatient psychiatric management and development services to inpatient behavioral health units in hospitals and clinics, employee assistance programs and a managed care plan in Puerto Rico. The operations included in the “Other” column do not qualify as reportable segments under SFAS 131. Activities classified as “Corporate” in the following schedules relate primarily to unallocated home office expenses and discontinued operations.
Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss) before discontinued operations, interest expense (net of interest income), income taxes, depreciation, amortization, stock compensation and other items included in the caption labeled “Other expenses.” These other expenses may occur in future periods, but the amounts recognized can vary significantly from period to period and do not directly relate to ongoing operations of our health care facilities. Our management relies on adjusted EBITDA as the primary measure to review and assess the operating performance of our inpatient facilities and their management teams. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by management. Management and investors also review adjusted EBITDA to evaluate our overall performance and to compare our current operating results with corresponding periods and with other companies in the health care industry. You should not consider adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with U. S. generally accepted accounting principles. Because adjusted EBITDA is not a measure of financial performance under U. S. generally accepted accounting principles and is susceptible to varying calculations, it may not be comparable to similarly titled measures of other companies. The following is a financial summary by reportable segment for the periods indicated (dollars in thousands):

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Year Ended December 31, 2008

	Owned and
	Leased
	Facilities	Other	Corporate	Consolidated
Revenue	$1,578,890	$124,975		$1,703,865

Adjusted EBITDA	$325,932	$22,866	$(45,157)	$303,641
Interest expense, net	28,148	(1,391)	49,453	76,210
Provision for income taxes	—	—	63,887	63,887
Depreciation and amortization	32,879	4,633	1,542	39,054
Inter-segment expenses	63,372	5,840	(69,212)	—
Other expenses:
Share-based compensation	—	—	19,913	19,913

Income (loss) from continuing operations	201,533	13,784	(110,740)	104,577
Less: Income attributable to noncontrolling interest	(604)	—	—	(604)

Income (loss) from continuing operations attributable to PSI stockholders	$200,929	$13,784	$(110,740)	$103,973

Total assets	$2,208,939	$74,175	$222,876	$2,505,990

Capital expenditures	$117,284	$876	$4,335	$122,495

Cost in excess of net assets acquired	$1,111,855	$27,387	$—	$1,139,242

Year Ended December 31, 2007

	Owned and
	Leased
	Facilities	Other	Corporate	Consolidated
Revenue	$1,323,534	$100,497	$—	$1,424,031

Adjusted EBITDA	$272,497	$16,862	$(38,632)	$250,727
Interest expense, net	29,898	100	44,118	74,116
Provision for income taxes	—	—	46,053	46,053
Depreciation and amortization	26,433	2,413	1,460	30,306
Inter-segment expenses	54,815	4,503	(59,318)	—
Other expenses:
Share-based compensation	—	—	16,104	16,104
Loss on refinancing long-term debt	—	—	8,179	8,179

Total other expenses	—	—	24,283	24,283

Income (loss) from continuing operations	161,351	9,846	(95,228)	75,969
Less: Income attributable to noncontrolling interest	(285)	—	—	(285)

Income (loss) from continuing operations attributable to PSI stockholders	$161,066	$9,846	$(95,228)	$75,684

Total assets	$1,945,916	$80,543	$153,045	$2,179,504

Capital expenditures	$66,931	$354	$4,078	$71,363

Cost in excess of net assets acquired	$1,024,395	$27,387	$—	$1,051,782

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Year Ended December 31, 2006

	Owned and
	Leased
	Facilities	Other	Corporate	Consolidated
Revenue	$953,912	$38,572	$—	$992,484

Adjusted EBITDA	$191,991	$6,539	$(28,568)	$169,962
Interest expense, net	13,091	(2)	26,879	39,968
Provision for income taxes	—	—	36,785	36,785
Depreciation and amortization	18,101	654	1,260	20,015
Inter-segment expenses	27,899	1,518	(29,417)	—
Other expenses:
Share-based compensation	—	—	12,535	12,535

Income (loss) from continuing operations attributable to PSI stockholders	$132,900	$4,369	$(76,610)	$60,659

Total assets	$1,443,773	$34,419	$103,554	$1,581,746

Capital expenditures	$28,134	$13	$4,889	$33,036

Cost in excess of net assets acquired	$735,293	$20,422	$—	$755,715

14. Other Information
A summary of activity in allowance for doubtful accounts follows (in thousands):

	Balances	Additions	Additions	Accounts written	Balances
	at beginning	charged to costs	charged to	off, net of	at end
	of period	and expenses	other accounts (1)	recoveries	of period
Allowance for doubtful accounts:
Year ended December 31, 2006	$14,993	$19,366	$12,023	$27,887	$18,495
Year ended December 31, 2007	18,495	27,353	12,982	23,660	35,170
Year ended December 31, 2008	35,170	34,387	—	20,934	48,623

(1)	Allowances as a result of acquisitions.
15. Quarterly Information (Unaudited)
Summarized results for each quarter in the years ended December 31, 2008 and 2007 are as follows (in thousands, except per share data):

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total Year
2008
Revenue	$410,499	$431,196	$431,713	$430,457	$1,703,865
Income from continuing operations attributable to PSI stockholders	$24,414	$28,037	$27,601	$23,921	$103,973
Net income attributable to PSI stockholders	$25,496	$29,059	$26,377	$24,021	$104,953

Earnings per share:
Basic	$0.46	$0.53	$0.48	$0.43	$1.89
Diluted	$0.46	$0.52	$0.47	$0.43	$1.87

2007
Revenue	$312,631	$341,599	$384,395	$385,406	$1,424,031
Income from continuing operations attributable to PSI stockholders	$18,505	$14,871	$19,047	$23,261	$75,684
Net income attributable to PSI stockholders	$18,125	$14,607	$20,325	$23,151	$76,208

Earnings per share:
Basic	$0.34	$0.27	$0.37	$0.42	$1.40
Diluted	$0.33	$0.26	$0.37	$0.42	$1.37
As discussed in Note 4, we sold our EAP business, elected to make The Oaks Treatment Center and Nashville Rehabilitation Hospital available for sale and terminated one contract with a South Carolina juvenile justice agency during 2009. During 2008, we elected to sell one inpatient behavioral health care facility and two contracts with a Puerto Rican juvenile justice agency to manage inpatient facilities were terminated. We disposed of one inpatient behavioral health care facility in 2007. During 2006, we terminated three of our contracts to manage state-owned inpatient facilities and sold a therapeutic boarding school. In accordance with SFAS 144, these operations, net of income tax, have been presented as discontinued operations and all prior quarterly data has been reclassified.
Our self-insured reserves for general and professional liability risks increased approximately $4.9 million at December 31, 2008 as compared to December 31, 2007, primarily as a result of the revised assessment in the fourth quarter of 2008 of certain claims at amounts higher than originally anticipated and the actuarial implications of such revisions.
We incurred a loss on refinancing long-term debt of approximately $8.2 million in the second quarter of 2007.
16. Financial Information for the Company and Its Subsidiaries
We conduct substantially all of our business through our subsidiaries. Presented below is consolidated financial information for Psychiatric Solutions, Inc. and its subsidiaries as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006. The information segregates the parent company (Psychiatric Solutions, Inc.), the combined wholly-owned subsidiary guarantors, the combined non-guarantors, and eliminations. All of the subsidiary guarantees are both full and unconditional and joint and several.

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Condensed Consolidating Balance Sheet
As of December 31, 2008
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Current Assets:
Cash and cash equivalents	$—	$39,881	$11,390	$—	$51,271
Accounts receivable, net	—	235,623	7,792	(69)	243,346
Prepaids and other	—	169,204	15,595	(435)	184,364

Total current assets	—	444,708	34,777	(504)	478,981
Property and equipment, net of accumulated depreciation	—	777,021	57,647	(9,524)	825,144
Cost in excess of net assets acquired	—	1,139,242	—	—	1,139,242
Investment in subsidiaries	1,668,281	(546,931)	(23,521)	(1,097,829)	—
Other assets	12,633	(1,046)	27,971	23,065	62,623

Total assets	$1,680,914	$1,812,994	$96,874	$(1,084,792)	$2,505,990

Current Liabilities:
Accounts payable	$—	$33,951	$865	$(69)	$34,747
Salaries and benefits payable	—	82,139	1,727		83,866
Other accrued liabilities	28,786	51,524	3,798	(3,531)	80,577
Current portion of long-term debt	33,991	—	423	—	34,414

Total current liabilities	62,777	167,614	6,813	(3,600)	233,604
Long-term debt, less current portion	1,247,156	—	32,850	—	1,280,006
Deferred tax liability	—	69,471	—	—	69,471
Other liabilities	12,433	(62,056)	31,688	46,002	28,067

Total liabilities	1,322,366	175,029	71,351	42,402	1,611,148
Redeemable noncontrolling interest	—	—	—	4,957	4,957
Total stockholders’ equity (deficit)	358,548	1,637,965	25,523	(1,132,151)	889,885

Total liabilities and stockholders’ equity (deficit)	$1,680,914	$1,812,994	$96,874	$(1,084,792)	$2,505,990

Condensed Consolidating Balance Sheet
As of December 31, 2007
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Current Assets:
Cash and cash equivalents	$—	$19,154	$20,816	$—	$39,970
Accounts receivable, net	—	218,239	7,444	(110)	225,573
Prepaids and other	—	73,406	1,555	(444)	74,517

Total current assets	—	310,799	29,815	(554)	340,060
Property and equipment, net of accumulated depreciation	—	634,311	57,526	(9,497)	682,340
Cost in excess of net assets acquired	—	1,051,782	—	—	1,051,782
Investment in subsidiaries	1,545,547	(424,942)	(20,343)	(1,100,262)	—
Other assets	15,441	101,494	4,813	(16,426)	105,322

Total assets	$1,560,988	$1,673,444	$71,811	$(1,126,739)	$2,179,504

Current Liabilities:
Accounts payable	$—	$29,560	$1,059	$(448)	$30,171
Salaries and benefits payable	—	79,037	1,657	20	80,714
Other accrued liabilities	25,171	39,838	242	353	65,604
Current portion of long-term debt	5,619	—	397	—	6,016

Total current liabilities	30,790	148,435	3,355	(75)	182,505
Long-term debt, less current portion	1,132,735	—	33,273	—	1,166,008
Deferred tax liability	—	49,131	—	—	49,131
Other liabilities	2,659	5,431	13,549	1,320	22,959

Total liabilities	1,166,184	202,997	50,177	1,245	1,420,603
Redeemable noncontrolling interest	—	—	—	4,159	4,159
Total stockholders’ equity (deficit)	394,804	1,470,447	21,634	(1,132,143)	754,742

Total liabilities and stockholders’ equity (deficit)	$1,560,988	$1,673,444	$71,811	$(1,126,739)	$2,179,504

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Condensed Consolidating Statement of Income
For the Twelve Months Ended December 31, 2008
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Revenue	$—	$1,652,614	$63,130	$(11,879)	$1,703,865
Salaries, wages and employee benefits	—	915,889	28,520	(20)	944,389
Professional fees	—	156,087	7,721	(100)	163,708
Supplies	—	90,550	2,410	—	92,960
Rentals and leases	—	24,607	397	(4,230)	20,774
Other operating expenses	—	158,704	13,397	(8,182)	163,919
Provision for doubtful accounts	—	33,486	901	—	34,387
Depreciation and amortization	—	37,092	2,269	(307)	39,054
Interest expense	74,960	—	1,250	—	76,210

	74,960	1,416,415	56,865	(12,839)	1,535,401
(Loss) income from continuing operations before income taxes	(74,960)	236,199	6,265	960	168,464
(Benefit from) provision for income taxes	(28,427)	89,574	2,376	364	63,887

(Loss) income from continuing operations	(46,533)	146,625	3,889	596	104,577
Income from discontinued operations, net of tax	—	980	—	—	980

Net (loss) income	(46,533)	147,605	3,889	596	105,557
Less: Net income attributable to noncontrolling interest	—	—	—	(604)	(604)

Net (loss) income attributable to PSI stockholders	$(46,533)	$147,605	$3,889	$(8)	$104,953

Condensed Consolidating Statement of Income
For the Twelve Months Ended December 31, 2007
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Revenue	$—	$1,397,206	$39,903	$(13,078)	$1,424,031
Salaries, wages and employee benefits	—	778,774	15,068	3	793,845
Professional fees	—	132,643	5,529	(1,132)	137,040
Supplies	—	77,185	1,227	(17)	78,395
Rentals and leases	—	22,861	221	(4,006)	19,076
Other operating expenses	—	130,992	12,406	(9,699)	133,699
Provision for doubtful accounts	—	26,689	664	—	27,353
Depreciation and amortization	—	28,689	1,893	(276)	30,306
Interest expense	72,876	—	1,240	—	74,116
Loss on refinancing long-term debt	8,179	—	—	—	8,179

	81,055	1,197,833	38,248	(15,127)	1,302,009
(Loss) income from continuing operations before income taxes	(81,055)	199,373	1,655	2,049	122,022
(Benefit from) provision for income taxes	(30,591)	75,246	625	773	46,053

(Loss) income from continuing operations	(50,464)	124,127	1,030	1,276	75,969
Income from discontinued operations, net of taxes	—	524	—	—	524

Net (loss) income	(50,464)	124,651	1,030	1,276	76,493
Less: Net income attributable to noncontrolling interest	—	—	—	(285)	(285)

Net (loss) income attributable to PSI stockholders	$(50,464)	$124,651	$1,030	$991	$76,208

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Condensed Consolidating Statement of Income
For the Twelve Months Ended December 31, 2006
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Revenue	$—	$992,484	$11,601	$(11,601)	$992,484
Salaries, wages and employee benefits	—	560,266	—	—	560,266
Professional fees	—	93,729	1,023	(1,005)	93,747
Supplies	—	56,216	—	—	56,216
Rentals and leases	—	16,243	—	(3,495)	12,748
Other operating expenses	—	92,682	2,504	(2,472)	92,714
Provision for doubtful accounts	—	19,366	—	—	19,366
Depreciation and amortization	—	19,169	1,089	(243)	20,015
Interest expense	38,766	—	1,202	—	39,968

	38,766	857,671	5,818	(7,215)	895,040
(Loss) income from continuing operations before income taxes	(38,766)	134,813	5,783	(4,386)	97,444
(Benefit from) provision for income taxes	(14,634)	50,892	2,183	(1,656)	36,785

(Loss) income from continuing operations	(24,132)	83,921	3,600	(2,730)	60,659
Loss from discontinued operations, net of taxes	—	(27)	—	—	(27)

Net (loss) income attributable to PSI stockholders	$(24,132)	$83,894	$3,600	$(2,730)	$60,632

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Condensed Consolidating Statement of Cash Flows
For the Twelve Months Ended December 31, 2008
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Operating activities:
Net (loss) income	$(46,533)	$147,605	$3,889	$596	$105,557
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	37,092	2,269	(307)	39,054
Amortization of loan costs and bond premium	2,168	—	45	—	2,213
Share-based compensation	—	19,913	—	—	19,913
Change in income tax assets and liabilities	—	(5,034)	—	—	(5,034)
Loss from discontinued operations, net of taxes	—	(980)	—	—	(980)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	—	(17,601)	(348)	—	(17,949)
Prepaids and other current assets	—	9,425	(14,040)	—	(4,615)
Accounts payable	—	2,973	(194)	—	2,779
Salaries and benefits payable	—	1,543	70	—	1,613
Accrued liabilities and other liabilities	(3,599)	1,210	(1,858)	—	(4,247)

Net cash (used in) provided by continuing operating activities	(47,964)	196,146	(10,167)	289	138,304
Net cash provided by discontinued operating activities	—	3,479	—	—	3,479

Net cash (used in) provided by operating activities	(47,964)	199,625	(10,167)	289	141,783
Investing activities:
Cash paid for acquisitions, net of cash acquired	(121,156)	—	—	—	(121,156)
Capital purchases of leasehold improvements, equipment and software	—	(120,105)	(2,390)		(122,495)
Other assets	—	(1,668)	350	—	(1,318)

Net cash used in continuing investing activities	(121,156)	(121,773)	(2,040)	—	(244,969)
Net cash (used in) provided by discontinued investing activities	(45,000)	3,754	—	—	(41,246)

Net cash used in investing activities	(166,156)	(118,019)	(2,040)	—	(286,215)
Financing activities:
Net increase in revolving credit facility, less acquisitions	149,333	—	—	—	149,333
Principal payments on long-term debt	(5,669)	—	(398)	—	(6,067)
Payment of loan and issuance costs	(59)	—	—	—	(59)
Excess tax benefits from share-based payment arrangements	3,052	—	—	—	3,052
Net transfers to and from members	57,989	(60,879)	3,179	(289)	—
Proceeds from exercises of common stock options	9,474	—	—	—	9,474

Net cash provided by (used in) financing activities	214,120	(60,879)	2,781	(289)	155,733

Net increase (decrease) in cash	—	20,727	(9,426)	—	11,301
Cash and cash equivalents at beginning of the year	—	19,154	20,816	—	39,970

Cash and cash equivalents at end of the year	$—	$39,881	$11,390	$—	$51,271

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Condensed Consolidating Statement of Cash Flows
For the Twelve Months Ended December 31, 2007
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Operating activities:
Net (loss) income	$(50,464)	$124,651	$1,030	$1,276	$76,493
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	28,689	1,893	(276)	30,306
Amortization of loan costs and bond premium	2,106	—	45	—	2,151
Share-based compensation	—	16,104	—	—	16,104
Loss on refinancing long-term debt	8,179	—	—	—	8,179
Change in income tax assets and liabilities	—	8,193	446	—	8,639
Loss from discontinued operations, net of taxes	—	(524)	—	—	(524)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	—	(13,535)	578	—	(12,957)
Prepaids and other current assets	—	5,971	377	—	6,348
Accounts payable	—	(7,428)	(491)	—	(7,919)
Salaries and benefits payable	—	1,597	264	—	1,861
Accrued liabilities and other liabilities	10,965	(18,025)	1,426	—	(5,634)

Net cash (used in) provided by continuing operating activities	(29,214)	145,693	5,568	1,000	123,047
Net cash provided by discontinued operating activities	—	2,474	—	—	2,474

Net cash (used in) provided by operating activities	(29,214)	148,167	5,568	1,000	125,521
Investing activities:
Cash paid for acquisitions, net of cash acquired	(444,899)	—	—	—	(444,899)
Capital purchases of leasehold improvements, equipment and software	—	(70,796)	(567)	—	(71,363)
Other assets	—	(2,866)	415	—	(2,451)

Net cash used in continuing investing activites	(444,899)	(73,662)	(152)	—	(518,713)
Net cash (used in) provided by discontinued investing activities	(17,921)	50	—	—	(17,871)

Net cash used in investing activities	(462,820)	(73,612)	(152)	—	(536,584)
Financing activities:
Net decrease in revolving credit facility, less acquisitions	(21,000)	—	—	—	(21,000)
Borrowings on long-term debt	481,875	—	—	—	481,875
Principal payments on long-term debt	(40,936)	—	(345)	—	(41,281)
Payment of loan and issuance costs	(6,661)	—	—	—	(6,661)
Refinancing of long-term debt	(7,127)	—	—	—	(7,127)
Excess tax benefits from share-based payment arrangements	9,428	—	—	—	9,428
Net transfers to and from members	59,176	(58,565)	389	(1,000)	—
Proceeds from exercises of common stock options	17,279	—	—	—	17,279

Net cash provided by (used in) financing activities	492,034	(58,565)	44	(1,000)	432,513

Net increase in cash	—	15,990	5,460	—	21,450
Cash and cash equivalents at beginning of the year	—	3,164	15,356	—	18,520

Cash and cash equivalents at end of the year	$—	$19,154	$20,816	$—	$39,970

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
Condensed Consolidating Statement of Cash Flows
For the Twelve Months Ended December 31, 2006
(in thousands)

		Combined
		Subsidiary	Combined Non-	Consolidating	Total Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Operating activities:
Net (loss) income	$(24,132)	$83,894	$3,600	$(2,730)	$60,632
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	19,169	1,089	(243)	20,015
Amortization of loan costs and bond premium	1,627	—	45	—	1,672
Share-based compensation	—	12,535	—	—	12,535
Change in income tax assets and liabilities	—	35,205	117	—	35,322
Loss from discontinued operations, net of taxes	—	27	—	—	27
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	—	(10,331)	—	—	(10,331)
Prepaids and other current assets	—	(10,452)	1,210	—	(9,242)
Accounts payable	—	507	—	—	507
Salaries and benefits payable	—	5,519	—	—	5,519
Accrued liabilities and other liabilities	(289)	3,470	2,155	—	5,336

Net cash (used in) provided by continuing operating activities	(22,794)	139,543	8,216	(2,973)	121,992
Net cash used in discontinued operating activities	—	1,861	—	—	1,861

Net cash (used in) provided by operating activities	(22,794)	141,404	8,216	(2,973)	123,853
Investing activities:
Cash paid for acquisitions, net of cash acquired	(373,915)	—	—	—	(373,915)
Capital purchases of leasehold improvements, equipment and software	—	(33,036)	—	—	(33,036)
Other assets	—	(611)	17	—	(594)

Net cash used in investing activities	(373,915)	(33,647)	17	—	(407,545)
Net cash used in discontinued investing activities	(11,163)	(780)	—	—	(11,943)

Net cash used in investing activities	(385,078)	(34,427)	17	—	(419,488)
Financing activities:
Net increase in revolving credit facility, less acquisitions	101,000	—	—	—	101,000
Borrowings on long-term debt	150,000	—	—	—	150,000
Principal payments on long-term debt	(187)	—	(278)	—	(465)
Payment of loan and issuance costs	(1,576)	—	—	—	(1,576)
Refinancing of long-term debt	—	—	—	—	—
Excess tax benefits from share-based payment arrangements	4,354	—	—	—	4,354
Net transfers to and from members	147,972	(149,828)	(1,117)	2,973	—
Proceeds from exercises of common stock options	6,309	—	—	—	6,309

Net cash provided by (used in) financing activities	407,872	(149,828)	(1,395)	2,973	259,622

Net (decrease) increase in cash	—	(42,851)	6,838	—	(36,013)
Cash and cash equivalents at beginning of the year	—	43,948	10,585	—	54,533

Cash and cash equivalents at end of the year	$—	$1,097	$17,423	$—	$18,520

17. Fair Value Measurements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. We adopted the provisions of SFAS 157 as of January 1, 2008, for financial instruments. The adoption of SFAS 157 did not materially impact our financial statements, but does require us to provide additional disclosures.
SFAS 157 prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 is quoted prices in active markets for identical assets and liabilities. Level 2 is significant inputs other than quoted prices in active markets that are either directly or indirectly observable. Level 3 is unobservable inputs for which little or no market data exists.
Our interest rate swap is required to be measured at fair value on a recurring basis. Our interest rate swap agreement is with a private party and is not traded on a public exchange. The fair value of our interest rate swap agreement is determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, we have categorized the inputs to value our interest rate swap agreement as Level 2, which are consistently applied.

PSYCHIATRIC SOLUTIONS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008
18. Subsequent Event
In February 2009, our revolving credit facility was amended to extend the maturity of $200 million capacity of our revolving credit facility to December 31, 2011. The remaining $100 million capacity under our revolving credit facility will mature on December 21, 2009, as originally scheduled. This amendment changes the interest rate on borrowings under our revolving credit facility to LIBOR plus an agreed upon spread ranging from 5.0% to 5.75% or prime plus an agreed upon spread ranging from 4.0% to 4.75%, depending upon a leverage ratio, as defined in the Credit Agreement. In addition, the commitment fee on the unused portion of our revolving credit facility will fluctuate between 0.75% and 1.0%, based upon a leverage ratio. Additionally, on February 25, 2009, we used excess cash to reduce the outstanding balance on the revolving credit facility to $195.0 million.